Investor Presentation July 2014 www.kbschina.com

Disclaimer

The tender offer described herein for the shares of common stock of Aquasition Corp. ("Aquasition," "we," "us," "our" or the "Company") has commenced. Each description contained herein is not an offer to buy or the solicitation of an offer to sell securities. The solicitation and the offer to buy shares of common stock of Aquasition is being made pursuant to an offer to purchase and related materials that Aquasition has filed with the Securities and Exchange Commission (the "SEC"). The tender offer documents (including an offer to purchase, a related letter of transmittal and other offer documents) contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials are being sent free of charge to all stockholders of Aquasition. In addition, all of these materials (and all other materials filed by Aquasition with the SEC) are available at no charge from the SEC through its website at www.sec.gov. Stockholders of Aquasition are urged to read the tender offer documents and the other relevant materials before making any investment decision with respect to the tender offer because they contain important information about the tender offer, the acquisition described herein and the parties to the acquisition.

This presentation contains forward-looking statements that involve substantial risks and uncertainties. Other than statements of historical facts, all statements included in this presentation regarding KBS International Holdings, Inc., a Nevada corporation ("KBS"), Hongri International Holdings Ltd., a company organized and existing under the laws of the British Virgin Islands ("Hongri" or the "Target") or Aquasition's strategy, future operations, future financial position, prospects, plans and objectives of management, as well as statements, other than statements of historical facts, regarding Target's industry, are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The acquisition parties may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and investors should not place undue reliance on the forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements made by the acquisition parties. Important factors that could cause actual results or events to differ materially from the forward-looking statements, include among others: the number and percentage of Aquasition public stockholders redeeming shares of common stock; changing principles of generally accepted accounting principles; outcomes of government reviews, inquiries, investigations and related litigation; compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the fashion sportswear apparel business in China; fluctuations in customer demand; management of rapid growth; changes in government policy; the fluctuations in sales of fashion sportswear apparel in China; China's overall economic conditions and local market economic conditions; Target's ability to expand through strategic acquisitions and ability to anticipate consumer preferences; and geopolitical events. Further, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations or investments made by the acquisition parties. Except as required by law, neither Aquasition, KBS nor Target assumes any obligation to update any forward-looking statements.

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Offering Summary

4 Executive Summary KBS is a leading player in the fashion menswear space in China with a demonstrated track record of designing, manufacturing, marketing, and selling its own line of fashion menswear ‒ 2013 net sales of $99.6 million and net income of $ 25.8 million ‒ 2014 projected net sales of $119.6 million and net income of $ 31.8 million (20.1% and 22.5% annual growth respectively (1) ) KBS is entering a new phase of growth after 8 years spent on solidifying its position, creating a brand image, fine tuning it s b usiness model, and optimizing its store network KBS will be the second Chinese apparel company listed on NASDAQ and the only one exclusively focused on fashion menswear (2) KBS has a seasoned management team, led by Mr. Keyan Yan, with over 55 years of combined industry experience and a history of success in the sector Effective brand positioning and nationwide reach deliver a unique value proposition and opportunity: ‒ Fragmented Chinese fashion menswear sector in which a dominant player has yet to emerge ‒ In - house design team and local presence provide ability to develop a unique style, strong brand awareness and fast response time to new fashion trends and customer preferences ‒ Extensive and well - managed distribution network Profitable and fast - growing company with significant financial flexibility and further growth opportunities ‒ No net debt and strong cash position provide significant financial flexibility ‒ History of growth and profitability with 30%+ revenue and net income CAGR and 40%+ EBITDA (3) margins since 2009 KBS will begin a new expansion stage in 2014 ‒ Organic growth: Store count projected to rise 114% by 2015, e - commerce to be launched ‒ Acquisitions: Over $47.9 million in cash to fund acquisitions (4) KBS International Holdings, Inc. (“KBS”) is going public through a business combination with Aquasition Corp. (“Aquasition”) 1) Forecasted growth does not include potential acquisitions. Sole NASDAQ listed Chinese Apparel company. 2) Exceed Co Ltd. (NASDAQ:EDS) is currently undergoing a management led buy - out; FY 2013 net income was down 66.1% year - over - year from $31.9m to $10.8m. 3) EBITDA calculated as profit from operations plus depreciation & amortization of property, plant & equipment, prepaid lease payments, prepaid subleases, and prepayments of operating leases. 4) Assumes the maximum number of shareholders redeem.

5 Transaction Overview Transaction KBS will enter into a business combination with Aquasition ‒ Post closing, combined company expected to trade on NASDAQ under ticker AQU until it is renamed Approximate pro forma enterprise value of $223 million (1) and equity value of up to $314 million (1) assuming 0% redemptions ‒ Pro forma net cash of up to $ 93.2 million (projected amount as of closing, assuming 0% redemptions) and no less than $47.9 million (assuming maximum number of shareholders redeem) ‒ Minimum cash delivered by Aquasition of $10 million (net of expenses) (2) ‒ KBS has no net debt and a substantial cash position of approximately $39.8 million Valuation Public company created at an attractive valuation of 5.0x 2013 EBITDA (total equity consideration of $237 million) Combined company will have a PF fully diluted equity value of $314 million (at $10.30 per share) and PF implied EV of $223 million assuming 0% redemptions ‒ Fully diluted PF valuation of 5.6x 2013 EBITDA, 4.9x 2014E EBITDA, and 4.2x 2015E EBITDA (3) Significant discount of 47% on 2014 EV/EBITDA multiples based on publicly traded peers (avg. 9.3x 2014 EV/EBITDA (4) ) assuming 0% redemptions Consideration 23.0 million newly issued shares of Aquasition common shares Timing Merger agreement signed by KBS on March 24, 2014 Tender offer filed with the SEC on June 3, 2014 Expected closing prior to July 29, 2014 Board of Directors Board will be comprised of 7 Directors, of which a majority will be independent ‒ 3 directors from the management team (2 nominated by KBS + 1 by Aquasition) ‒ 4 independent directors (3 nominated by KBS + 1 by Aquasition) 1) Equity value and enterprise value based on implied price per share of $10.30. 2) Condition is waivable by KBS. 3) Fully diluted share count includes 22.957m shares issued as consideration, 5.550m SPAC public shares issued at IPO, 1.388m founder promote shares, 0.368m founder at - risk common shares. Excludes warrants. 4) Publicly traded comps include Fast Retailing, PVH, V.F. Corp, Iconix, Columbia, Urban Outfitters, The Gap, Ralph Lauren, Jos. A Bank, Men’s Wearhouse, Perry Ellis, Fujian Septwolves, JOEONE, Youngor, China Lilang .

6 Roadshow Presenters Keyan Yan Chairman & CEO Over 24 years of experience in the apparel industry, including over 15 years of senior management experience Launched the KBS brand in 2006 with the aim of creating China’s leading fashion menswear and apparel brand Stanley Wong Director & CFO Over 20 years of senior management experience in finance, internal control, credit and corporate management both in listed and unlisted companies in Greater China Joined KBS in 2009 Multilingual, including fluency in English Bachelor’s in Accounting from the University of Kent in the U.K., EMBA from Peking University, fellow member of ACCA and HKICPA Sterios Souyoutzoglou Director & Chief Strategic Officer Over 11 years of international senior management experience Will join KBS as a result of the transaction (currently CFO of Aquasition) 14 years of previous investment experience as an equity research analyst and executive director at UBS Meaningful experience interacting with global investors and with financial reporting

7 KBS at a Glance Engaged in the design, manufacturing, marketing, distribution and sale of fashion menswear in China ‒ Apparel products : Cotton and down jackets, sweaters, shirts, t - shirts, jeans and trousers with retail prices (2013) ranging from ~ $27.55 to $ 278.67 ‒ Accessories : Shoes , bags, belts and caps with retail prices (2013) ranging from ~$2.46 to $ 98.25 Marketing concept is “French origin, Korean design and made for Chinese” Target customers are middle - class males, 20 to 40 years of age, living in Tier II and Tier III cities Growing brand presence in its target markets Production facility in Anhui Province in China with capacity of 2 million pieces per year (annual renewable lease) (1) ‒ Stable labor supply ‒ Acquiring land use rights to build new facility adjacent to current facility – potential to increase capacity to 20 million pieces per year Sophisticated management team with international apparel experience Attractive sales and profitability exhibiting continued strong growth ‒ 2013 sales of $ 99.6 million, projected to grow to $119.6 million and $142.1 million in 2014 and 2015, respectively (2) ‒ 2013 net income of $ 25.8 million projected to grow to $31.8 million and $ 37.1 million in 2014 and 2015, respectively (2) Five years of audited financials by reputable accounting firms: BDO China Shu Lun Pan Certified Public Accountants LLP and PKF Int’l Annual dividend of 20% of distributable income (3) – guaranteed for the first two fiscal years post closing and to be reviewed by the Board of Directors going forward 1) Because KBS’s production team was not ready to produce new style KBS products, KBS has outsourced production, while the leased facility mainly takes orders from other sportswear companies. 2) Projections based on existing store annual sales growth of 8% plus additional sales generated by new store openings and on gross profit margins consistent with historical results. Expenses expected to grow at similar rate to existing store sales gr owt h . 3) Distributable income refers to income after tax and compulsory statutory reserves set at 10% of after - tax income in China.

8 KBS’s Mission, Vision & Strategy Become the leading cost - effective fashion menswear brand for customers in Chinese market B ecome a multinational corporation replicating its low - cost strategy in the US market Mission Vision Strategy Continue to build national brand recognition in the Chinese market Dominate the menswear fashion industry in Tier II and Tier III Chinese cities Establish a presence in the US and acquire distribution networks abroad Uniquely positioned to continue to offer high quality items at competitive pricing lower than its peers Develop a combination of corporate stores and franchised stores in focused cities Expand to US and possibly European markets through key acquisitions

Investment Highlights

Unique Value Proposition

- Large target customer group with growing disposable income
- Well-positioned in differentiated menswear market and competitively priced
- Strong focus on design and product development

Attractive Market Dynamics

- China is the third largest and fastest growing apparel market in the world
- Sizable and fast growing market for KBS's products

Strong Nationwide Presence

- Growing brand equity in its target markets
- Extensive and well-managed nationwide distribution network leveraging both corporate and franchised store strategy

KBS
KEEP BEST STYLE

Experienced Management Team

- Strong track record of industry and design leadership
- CEO with over 24 years of experience in the apparel industry

Attractive Financial Track Record[(1)]

- Healthy balance sheet with no net debt and strong cash position
- Strong track record of delivering consistent growth y-o-y at attractive EBITDA margins
  - 37% revenue CAGR '09-'13
  - 41% EBITDA CAGR '09-'13
  - ~40% EBITDA margins

Significant Growth Potential

- Pro forma revenue growth of 18.9% 2013-2016 CAGR
- Plan to more than double number of stores across China, build new production facility, and commence online sales

1) 2012 to 2013 Audited Financials by BDO China Shu Lun Pan Certified Public Accountants LLP and 2009 to 2011 audited financials by PKF International.

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10 2% 2% 2% 4% 5% 5% 8% 8% 10% 12% EU - 27 USA Japan Canada Australia Brazil Other Russia China India EU - 27 32% United States 20% China 14% Japan 10% Other 7% Brazil 5% India 4% Russia 4% Canada 3% Austrailia 2% EU - 27 21% United States 14% China 26% Japan 7% Other 9% Brazil 5% India 9% Russia 5% Canada 2% Austrailia 2% China: 3 rd Largest and Fastest Growing Apparel Market in the World China’s apparel market has become the 3 rd largest market in the world behind the United States and the EU ─ Estimated size of $150 billion or 14% of the total $1.1 trillion global apparel market China will also be one of the fastest growing apparel markets exhibiting double digit growth ─ By 2025, China will become the largest apparel market with a mammoth share of ~ 26% of the global $2.1 trillion market 2012 Global Apparel Market Size 2025 CAGR Source: Wazir Advisors

11 37.7 43.3 49.3 57.1 67.3 77.3 90.6 107.3 127.7 151.1 2007 2008 2009 2010 2011 2012 2013E 2014E 2015E 2016E Sizable and Fast - Growing Market for KBS’s Products China’s fashion casual menswear market exhibited strong growth from 2007 to 2012 (~15.4% CAGR) and accounted for 16.5% of the total menswear market in 2012, primarily due to: ─ Rapid growth of China’s economy ─ Increasing purchasing power of China’s urban middle class consumers ─ Rising fashion consciousness and heightened brand awareness ─ Increasing demand for quality apparel This sector is projected to grow at an 18.3% CAGR between 2012 and 2016 Retail Revenue of Chinese Fashion Casual Menswear Market (RMB billions) Source: Frost & Sullivan, IMF Note: Market size is based on retail price.

12 Large Target Customer Group With Growing Disposable Income Who is KBS’s Target Customer? 20 to 40 years old Middle class Lives in Tier II or III city > 200mm customers in target group Fashion conscious Educated Disposable Urban Household Income (RMB Per Capita) (1) Growing Disposable Income in Tier II & III Cities (2) Substantial economic growth achieved in China’s Tier II & III cities ─ Favorable government policies for development of small urban centers and rural areas Consequently, income levels and living standards have improved Purchasing power gap between Tier I and Tier II & III cities has been narrowing Source: (1) National Bureau of China Statistics (2) Aquasition Management Estimates 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 12,000 17,000 22,000 27,000 32,000 37,000 RMB billion Growth RMB Per Capita 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 12,000 17,000 22,000 27,000 32,000 37,000 RMB billion Growth Growth

13 Well - Positioned in Differentiated Menswear Market Casual Fashion Business V - Men Pricing Position Styling Position High Low Mid Casual Fashion Positioned as a fashion menswear brand where there is not yet a dominant player in China Competitive pricing offering a fashion brand to cost - conscious consumers Strategically pricing lower than peer group brands is the most effective way to penetrate the specific target market in Tier II and Tier III Cities Menswear has relatively higher margins than general clothing companies Source: Management estimates

14 Brand Strategy Product Image Domestic/Int’l Fashion Trends Market Feedback & Intelligence Collaborating w/ Suppliers & Distributors 600 prototypes designed & made Selection process 450 designs chosen for mass production Collaborative, interactive design process allows KBS to adapt to changing customer preferences in local markets Initial product selection Internal cost analysis of prototypes Final selection by distributors at sales fairs All final designs approved by senior management Interactive Design Process 6 member internal design team led by senior designer Strong Focus on Design and Product Development

15 Brand Market Share (%) Jack & Jones 7.1 Zuoan 3.3 Cabbeen 2.7 GXG 2.5 Mark Fairwhale 2.4 Top 5 18.0 Top 10 brands 25.0 KBS 0.6 Growing Brand Equity in Target Markets KBS is a growing brand in the Tier II and Tier III cities that it targets Effective store utilization – KBS has higher sales per store than competing brands Favorable competitive landscape as the menswear market is young, very fragmented and has not reached a consolidation stage 10 leading menswear companies in China had ~25 % market share in 2012 Brand competition benefits local brands with their own designers and local presence − Ability to develop a unique style, brand awareness and fast responsiveness to fashion trends Menswear Brands – Market Share 2012 (1) 1) Company financials, management estimates.

16 Extensive and Well - Managed Nationwide Distribution Network… KBS has established a nationwide distribution network consisting of corporate and franchised stores covering 14 of China’s 32 provinces and centrally administered municipalities Inner Mongolia Jiangsu Anhui Zhejiang Sichuan Hebei Jilin Heilongjiang Guangxi Guangdong Fujian Tianjin Beijing Chongqing Franchise Locations Number of Stores Fujian 12 Guangdong 5 Guangxi 11 Jiangsu 5 Anhui 1 Zhejiang 1 Chongqing 11 Inner Mongolia 7 Tianjin 10 Beijing 3 Jilin 3 Hebei 6 Heilongjiang 10 Sichuan 11 Total 96 KBS manages an additional 18 corporate stores throughout China Source: Company data

17 103 93 7 96 196 2006 2013 2015E 25 23 1 18 48 2006 2013 2015E Number Benefits … Leveraging Both Corporate and Franchised Store Strategies Corporate Stores (19% of ’13 Sales) Expand business and penetrate markets by leveraging local market knowledge of distributors and their sub - distributors Minimize operational risk – start production after orders are received from distributors Devote more resources to core competitive strengths of design, brand management and product development Direct control Closer relationships with customers Better understanding of market trends and customer preferences 51.1% CAGR Franchised Stores (81% of ’13 Sales) Distribution of products to wide geographic area, spreading brand recognition Minimizes inventory and sales risk Growth at lower cost Corporate / Franchised store mix has allowed KBS to… 63.3% CAGR 45.4% CAGR 42.9% CAGR Source: Company data Standalone PF for Transaction

18 9.0 12.2 19.3 19.5 25.8 2009 2010 2011 2012 2013 36.3% 39.6% 41.2% 46.5% 39.9% 2009 2010 2011 2012 2013 10.2 15.2 26.1 33.0 39.7 2009 2010 2011 2012 2013 28.1 38.4 63.4 71.1 99.6 2009 2010 2011 2012 2013 Attractive Historical Financial Track Record… Revenues ($MM) EBITDA ($MM) (1) 37.2% CAGR 40.5% CAGR EBITDA Margin (1) Net Income ($MM) 30.1% CAGR 1) EBITDA equals operating profit plus depreciation & amortization of property , plant & equipment , prepaid lease payments and subleases, and prepayments of operating leases. Source: 2009 to 2013 Audited Financials by BDO China Shu Lun Pan Certified Public Accountants LLP & PKF International.

…With Significant Room to Grow

Growth Strategies

- With the use of proceeds from this transaction, potential to **exceed standalone projections for store openings**
  - Additional store openings above standalone projections are dependent on amount of proceeds remaining from this transaction
- **Enhanced advertising and promotional events** to increase brand awareness
- **Introduce online-shopping within next 12 months**
- **Strategic relocation of marketing and design and product development to Shanghai**, one of the fashion centers in China with access to top fashion institutes and designers
- **Build new production facility and expand capacity** to grow and diversify product offerings
- **Establish additional branch offices** for better regional coordination and development of stores
- **Implement Enterprise Resource Planning ("ERP") system** to ensure control of expansion
  - Invest ~$800,000 to implement ERP system



2013
2014E
2015E
2016E
Projected Stores Standalone
Corporate
Franchised
114
18
96
120
21
99
128
25
103
143
34
109
Revenues ($MM)(1)
18.9% CAGR
99.6
119.6
142.1
167.3
EBITDA ($MM)(1)
17.2% CAGR
39.7
45.2
52.6
64.0
Net Income ($MM)(1)
19.7% CAGR
25.8
31.8
37.1
44.3

1) Based on 8% existing store annual sales growth plus sales generated by new store openings and on gross profit margins consistent with historical results. Expenses expected to grow at similar rate to existing store sales growth. Does not include additional stores opened using proceeds from this transaction.

Source: KBS management projections

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20 Growth Strategy - U.S. Expansion KBS possesses substantial sourcing and production capabilities, as well as proven leadership in the Chinese domestic men’s apparel market Management has scope to generate significant additional earnings through expansion into the U.S. ─ FY2014E net cash position of $40mm+ and over $90mm cash at closing assuming no shareholder redemptions (1) KBS has constructed a detailed U.S. expansion strategy: 1) Acquire a private label branded apparel maker, with the goal of gaining experience and knowledge of the U.S. apparel industry 2) Seek a mid - market fashion/apparel brand designer and manufacturer, preferably in fashion menswear KBS is seeking acquisition targets in the U.S. ─ KBS believes that unlisted clothing companies can be acquired at an attractive P/E multiple Through a potential acquisition and entry into a new market, KBS will diversify its brand, mitigating market/country risk by expanding outside of China KBS is well positioned to enter into the U.S. apparel market through potential acquisitions 1) Management’s Estimates

21 $ in thousands 2012 2013 Change Balance Sheet Items Cash and Equivalents 32,148 39,819 24% Inventories 1,835 665 -64% Property, Plant & Equipment 10,661 27,040 154% Total Assets 79,275 109,457 38% Total Equity 65,069 93,462 44% Total Debt 795 1,968 147% Financial Ratios Return on Total Assets 24.6% 23.6% -103 bps Return on Equity 30.0% 27.6% -237 bps Current Ratio 3.7 4.5 N/A Total Debt to Equity 1.2% 2.1% 9 bps Healthy Balance Sheet Source: Company data

Business Combination of Aquasition and KBS

Transaction Valuation and Ownership

Transaction Highlights

- Aquasition will offer the opportunity to redeem its common stock via a tender offer
- Public company created at an attractive acquisition valuation of 5.0x 2013 EBITDA (total equity consideration of $237 million)
- Combined company has a PF fully diluted equity value of $314 million (at $10.30 per share) and PF implied EV of $223 million assuming 0% redemptions
  - Fully diluted PF valuation of 5.6x 2013 EBITDA, 4.9x 2014E EBITDA, and 4.2x 2015E EBITDA[1]
  - Significant discount to public peers of 47% on 2014 EV/EBITDA (avg. 9.3x)
- Aquasition to deliver up to $52.8 million cash; $10 million minimum (net of fees)[5]

Pro Forma Fully Diluted Equity Ownership[1]



Other
0.6%
AQU
Public
18.2%
AQU
Founders
5.8%
KBS
Shareholders
75.4%

(1) Based on 22.957m shares issued as consideration, 5.550m SPAC public shares issued at IPO, 1.388m founder promote shares, 0.368m founder at-risk common shares and 0.171 shares issued for fees (based upon $10.26 share price). Excludes warrants.

Transaction Sources & Uses

Sources		Uses	
AQU Cash	$57.2	Common Equity Consideration[2]	$236.5
AQU Common Equity Issued[2]	238.2	Cash Fees & Expenses[3]	4.3
		Stock Fees & Expenses[4]	1.8
		Minimum Cash Required[5]	10.0
		Excess Cash to Balance Sheet	42.8
Total Sources	**$295.4**	**Total Uses**	**$295.4**

Note: Assumes 0% redemption of AQU shares.

(2) Equity consideration based on 5.0x EV/EBITDA multiple, $39.7m 2013 EBITDA, and $37.9m net debt.

(3) Cash Fees & Expenses include deferred underwriting fees, advisory fees, repayment to related parties, & payment of offering costs. Includes maximum potential fee payable to EBC of $2.2m based on 4% of gross proceeds held in trust, assuming 0% redemptions and excluding amounts attributable to / introduced by Aquasition's sponsors.

(4) Stock Fees & Expenses include finder's fee of 1.5% of KBS stand alone equity and 35k shares in advisory fees.

(5) Condition is waivable by KBS.

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Transaction Valuation

- Attractive fully diluted pro forma valuation at 5.6x 2013 EBITDA, 4.9x 2014E EBITDA, 4.2x 2015E EBITDA
- The combined company is being created at a significant discount to public peers
  - At $45.2mm 2014E EBITDA, the combined entity's implied trading range is at an approximate 47% discount to its peers
  - At $52.6mm 2015E EBITDA, the combined entity's implied trading range is at an approximate 50% discount to its peers

Implied Transaction Value

Shares issued to KBS	23.0
Implied Share Price	$10.30
Equity Consideration to KBS	**$236.5**
Remaining Fully Diluted Shares[1]	7.5
Implied Share Price	$10.30
Pro Forma Fully Diluted Equity Value	**$313.5**
Pro Forma Net Debt[2]	(37.9)
Estimated Net Cash Proceeds Available from SPAC[3]	(52.8)
Implied Enterprise Value	**$222.8**
FY 2013 EBITDA	$39.7
Implied TEV / 2013 EBITDA Multiple	**5.6x**
FY 2014E EBITDA	$45.2
Implied TEV / 2014 EBITDA Multiple	**4.9x**
Premium / (Discount) to Peers	**(47%)**
FY 2015E EBITDA	$52.6
Implied TEV / 2015 EBITDA Multiple	**4.2x**
Premium / (Discount) to Peers	**(50%)**

Implied Stock Price at Various EBITDA Ranges & Multiples[4]

Current PF Implied EV/'14E EBITDA

Mean EV/'14E EBITDA for Peers

2014E EBITDA ($mm)	Range: 2014E EBITDA Multiple						
	4.9x	6.0x	7.0x	8.0x	9.3x	10.0x	11.0x
$40.0	$9.45	$10.87	$12.05	$13.12	$14.50	$15.27	$16.35
$42.5	9.86	11.36	12.52	13.65	15.13	15.95	17.10
$45.2	10.30	11.82	13.03	14.24	15.82	16.69	17.92
$47.5	10.66	12.18	13.45	14.73	16.39	17.30	18.60
$50.0	11.07	12.58	13.92	15.27	17.02	17.98	19.34

Note: Assumes 0% redemption of AQU shares.

(1) Remaining fully diluted shares include 5.550m SPAC public shares issued at IPO, 1.388m founder promote shares, 0.368m founder at-risk common shares, 0.172m shares issued to pay fees based upon $10.30 share price. Excludes warrants.

(2) Based on KBS 2013 cash and equivalents of $39.8m and debt of $2.0m.

(3) Estimated cash in trust of $57.2m net of deferred underwriting fees, advisory fees, and payments to related parties & of offering costs.

(4) Utilizes treasury stock method to account for in-the-money warrants.

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25 15.0x 11.9x 11.1x 9.7x 9.5x 8.6x 8.5x 8.4x 6.8x 6.6x 6.1x 6.0x 5.5x 5.2x 4.2x NA Fast Retailing V.F. Corp Iconix Brand Columbia PVH Perry Ellis Ralph Lauren Jos. A Bank Men's Wearhouse Urban Outfitters The Gap Fujian Septwolves JOEONE China Lilang KBS Youngor 17.0x 13.1x 12.0x 11.0x 10.5x 9.6x 9.4x 9.4x 8.1x 7.4x 6.9x 6.6x 6.5x 6.2x 5.7x 4.9x Fast Retailing V.F. Corp Iconix Brand Columbia PVH Perry Ellis Ralph Lauren Jos. A Bank Men's Wearhouse Urban Outfitters Fujian Septwolves The Gap JOEONE Youngor China Lilang KBS Peer Comparables Benchmarking EV / 2014E EBITDA (2) EV / 2015E EBITDA (2) Source: CapitalIQ, as of 6/16/14 (1) All non - Chinese retail companies listed on U.S. exchanges except for Fast Retailing, which is listed on the Tokyo Stock Exchange. (2) KBS multiples represent fully diluted enterprise value of the pro forma combined company. 47% discount to peers Peer Mean: 9.3x 50% discount to peers Peer Mean: 8.5x Broad universe of peers selected, including Chinese retail companies and larger more established, international retail companies primarily listed on U.S. exchanges (1) ‒ Pro forma combined company to be listed on the NASDAQ Attractive fully diluted transaction values resulting in significant discounts to publicly traded peer group ‒ 47% discount to peer group based on EV / 2014E EBITDA ‒ 50% discount to peer group based on EV / 2015E EBITDA

Peer Comparables Benchmarking (continued)

Price / 2014E Earnings



48% discount to peers
Peer Mean: 19.0x
36.7x Fast Retailing
24.2x Columbia
23.2x Jos. A Bank
21.0x Fujian Septwolves
20.0x V.F. Corp
19.9x Men's Wearhouse
19.1x Perry Ellis
18.0x Ralph Lauren
16.9x Urban Outfitters
16.2x Iconix Brand
15.7x PVH
14.0x The Gap
11.8x JOEONE
9.9x KBS
9.0x China Lilang
NA Youngor

PEG Ratio(2)



3.2 Fast Retailing
2.0 Columbia
1.6 Iconix Brand
1.5 V.F. Corp
1.5 Perry Ellis
1.5 Men's Wearhouse
1.4 China Lilang
1.2 Ralph Lauren
1.2 PVH
1.1 The Gap
1.1 Urban Outfitters
0.8 Jos. A Bank
0.6 JOEONE
0.4 KBS
NM Fujian Septwolves
NM Youngor

LTM EBITDA Margin (%)



62.8 Iconix Brand
39.9 KBS
26.8 China Lilang
24.7 JOEONE
23.4 Youngor
20.0 Ralph Lauren
17.4 Urban Outfitters
17.1 Fujian Septwolves
16.7 V.F. Corp
16.0 The Gap
15.0 Jos. A Bank
14.2 Fast Retailing
14.2 PVH
11.4 Men's Wearhouse
10.8 Columbia
6.3 Perry Ellis

Projected 2-Year Revenue Growth (%)



28.9 Jos. A Bank
19.0 KBS
16.2 Fast Retailing
13.1 Columbia
12.7 Men's Wearhouse
11.8 Youngor
9.3 Urban Outfitters
8.1 V.F. Corp
7.9 China Lilang
7.6 Ralph Lauren
7.1 Fujian Septwolves
5.3 Iconix Brand
5.2 JOEONE
5.1 PVH
4.2 The Gap
2.3 Perry Ellis

Source: CapitalIQ, as of 6/16/14

1) PEG ratio calculated as P/14E Earnings divided by forecasted 2-year EPS growth rate; * indicates use of 5-year EPS growth rate.

26

Independent Directors



Y. Tristan Kuo

- Over 30 years of financial and management experience in the United States and China including roles as VP of Finance, VP of Information Systems, Chief Financial Officer, Treasurer, Controller, etc.
- Chief Financial Officer at Crown Bioscience, Inc. in Beijing, China between 2012 and 2013, where he was in charge of finance, accounting, legal matters, the pre-IPO process and ERP system implementation for the global new drug discovery and contract research organization
- From 2007 – 2013, served as Chief Financial Officer of China Biologic Products, Inc. in Beijing, China, a NASDAQ listed and one of the leading plasma-based pharmaceutical companies in China, where he was in charge of financial and SEC reporting, Sarbanes-Oxley compliance, information systems implementation, legal and investor relations.



John Sano

- Over 20 years of experience in apparel and home furnishings in concept, design, sourcing, production, and e-commerce including extensive experience in all aspects of the retail clothing supply chain from conceptualization to final production and distribution
- Founded Sano Design Services in 2002, and has served as General Director / Partner over the past 12 years while advising clients such as Li & Fung USA, Urban Outfitters, Barrington, Lands' End, L.L. Bean, New York & Company, DKNY, Uniqlo, etc.
- Prior to founding Sano Design, served as Manager of Digital Services for Limited Design Services where he implemented CAD departments within Victoria's Secret, The Limited, Cacique, and New York & Company



(Max) Meng Zhou

- Over 18 years of management experience with multi-national companies in the retail industry gaining a solid understanding of the Chinese culture, business environment, marketing landscape, political system, etc.
- Currently serves as the President (China) of Best Buy Enterprises and the CEO of its China operation, Five Star, with responsibility for Best Buy's business operations and administrative functions of its Asia Office in Shanghai
- Prior to joining Best Buy, served as CEO (China) of Central Retailing Group, Thailand's largest retailer, leading the company's expansion into China
- Fluent in both Chinese and English, having received a Bachelor's degree from South-West University in Chongqing, China, and both a Master's and Doctorate degree from Cornell University



Andrew C. Gaw, CFA

- Senior financial analyst with over 20 years of diversified experience in finance covering equity research, investment banking, project financing, debt syndications, and foreign exchange in the U.S. and Asia
- Extensive background in financial modelling and quantitative analysis for both public and private securities, and an astuteness for technology and project management
- Founded Bayside Asia Capital in 2005, to create an investment banking consultancy focusing on small to mid-sized private firms raising funds through the U.S. capital markets
- Prior to founding Bayside, served as an analyst for numerous firms including New York Global Group, Development Bank of Singapore, Citicorp, and Lehman Brothers

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Historical EBITDA Reconciliation

	Historical EBITDA Reconciliation				
(Stated in USD)	2009	2010	2011	2012	2013
Profit for the Year	**$9,066,584**	**$12,157,974**	**$19,375,976**	**$19,536,762**	**$25,795,357**
Income Tax Expense	936,651	1,331,448	2,380,877	6,560,026	8,629,022
Finance Costs	-	-	-	11,329	116,421
Other Income[1]	(9,909)	(45,334)	(794,755)	-	-
Profit from Operations	**$9,993,326**	**$13,444,088**	**$20,962,098**	**$26,108,117**	**$34,540,800**
Depreciation & Amortization:					
Property, plant & equipment	130,194	441,435	1,068,372	1,951,223	1,875,812
Trademarks	3,299	3,328	3,481	-	-
Prepaid lease payments	-	-	68,160	15,768	15,585
Sublease prepaid	-	-	-	824,955	1,397,789
Prepayments & premiums under operating leases	73,995	1,296,027	3,998,588	4,129,335	1,892,254
EBITDA	**$10,200,814**	**$15,184,878**	**$26,100,699**	**$33,029,398**	**$39,722,240**

Non-GAAP Financial Measures:

This presentation contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to their nearest comparable GAAP measure is included in the above table. As described more fully below, we believe the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating our financial condition and results of operations. The non-GAAP financial measures disclosed should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated. The non-GAAP financial measures we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Management uses this information to measure performance over time on a consistent basis and to identify trends related to the Company's financial condition and results of operations. Management believes that these non-GAAP measures provide investors with information regarding the underlying performance of the company's core business operating results on a cash basis.

1) 2011 other income includes adjustment for change in fair value of warrant liabilities of $678,000 and sundry income of $37,106. 2010 other income includes adjustment for sundry income of $42,778.

Source: Company Financials

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